Exhibit 10.4

LEASE AGREEMENT

Membership Details Form

Member Company Name (Legal Name):	CLOUD DATA NETWORK LIMITED
(BR No. :61544704)
Industry:	/
Agreement Date:	June 02nd, 2025
Start Date:	July 01st, 2025
Commitment Ter m (month-to-month after Commitment Term):	12 Months
Office Number(s);Main Premises:	Room 14 of GO SPACE (1507-1510 Office Tower,
Convention Plaza, 1 Harbor Road, Wan Chai, Hong Kong)
Set-Up Fee:	HKD2, 000. 00 (including exit cleaning fee)
Service Retainer	HKD19, 600. 00 (equal to no less than 2 months Membership Fee)
Membership Fee:	HKD9, 800. 00 per month
Payment Method:	Cheque/Bank transfer
Conference Room Credits (per month):	/
Print and Copy Credits (per month):	/
Number of Individual Members/Capacity:	Three members
Notes:

This Agreement, including the Terms and Conditions and Membership Details Form, will be effective when signed by both parties. In the event of any conflict between the Terms and Conditions and the Membership Details Form, the Membership Details Form shall prevail.

By signing this Agreement you represent to us that you have the proper authority to execute this Agreement on behalf of the company listed above and incur the obligations described in this Agreement on behalf of such company.

Golden Fortune Enterprising (HongKong) Co

Signature and Seal: /s/ Sharon Ni

Name (Print): Sharon Ni

Title: Manager

Date: June 02nd, 2025

Member Company Name: CLOUD DATA NETWORK LIMITED (BR NO:61544704)

Signature and Seal: /s/ Wenhong He

Name (Print): WENHONG HE

Title: Manager

Date: June 02nd, 2025

MEMBERSHIP AGREEMENT

Terms and Conditions

1. Definitions

“Authorized Signatory” means an individual authorized to legally bind your company.

“Capacity” means number set forth in the Membership Details Form in the “Capacity” field.

“GFE” , “we” or “us” means Golden Fortune Enterprising (Hong Kong) Co Ltd, the contracting entity.

“Main Premises” means the Premises in which the Office Space is located, as set forth in the Membership Details Form.

“Member” means each person you authorize on your Member List as being allowed to receive the Services.

“Member Company” or “you” means the company, entity, or individual that enters into a Membership Agreement with GFE and is listed in the Membership Details Form.

“Office Space” means the office number and/or workspace location(s)specified in the Membership Details Form.

“Premises” means a building or portion of a building in which GFE offers or plans to offer offices, workstations, other workspaces, and/or other services to Members.

“Primary Member” means the primary in-Premises Member contact for GFE.

“Start Date” means the date set forth in the Membership Details Form.

2. The Benefits of Membership

(a) Services. Subject to the terms and conditions of this agreement, including any attachments, exhibits, and supplements(collectively, the“Agreement”)and any other policies we make available to you with prior notice from time to time, during the Term (defined below), GFE will use commercially reasonable efforts to provide you(and your Members, as applicable)the services described below. These services are referred to in this Agreement as the “Services. ”

●	Non-exclusive access to the Office Space.

●	Regular maintenance of the Office Space.

●	Furnishings for the Office Space.

●	Use of the conference rooms in your Main Premises.

●	Air-conditioning in the Office Space.

●	Electricity for reasonably acceptable administrative office use.

●	Use within the Premises of pantry made available therein.

●	Acceptance of mail and deliveries on behalf of your business during Regular Business Hours on Regular Business Days;provided that we are not liable for any mall or packages received without a GFE employee’s signature indicating acceptance.

(b) Certain Services. Use of the conference rooms in any GFE Premises other than your Main Premises and air-conditioning in the Office Space may only be available during Regular Business Hours on Regular Business Days, as defined below. “Regular Business Hours” are generally from 09:00 to 18:00 on Regular Business Days, with the exception of days prior to local bank/government holidays, when Regular Business Hours end at approximately 14:00. “Regular Business Days” are all weekdays, except local bank/government holidays and up to three other days of which we will inform you.

(c) Our Reserved Rights. We are entitled to access your Office Space, with or without notice, in connection with our provision of the Services, for safety or emergency purposes or for any other purposes. We will attempt to notify you verbally or electronically in advance, and will endeavor to respect reasonable security procedures to protect the confidentiality of your business. We may temporarlly move furniture contained in your Office Space. We reserve the right to alter your Office Space, provided that we will not do so in a manner that substantially decreases the square footage of your assigned Office Space or related amenities. We may also reasonably modify or reduce the list of Services or furnishings provided for your Office Space at any time. The Services may be provided by us, an affiliate or a third party.

(d) Office Space Not Timely Available. If we are unable to make the Office Space available by the Start Date, we will not be subject to any liability related to such inabilty. This Agreement shall remain in full force and effect, provided that: (i) the failure to provide access to the Office Space does not last longer than two (2) months and (ii) at our sole discretion we will either (x) provide you with alternate office space (which may or may not be within a GFE building)with reasonably comparable Capacity during such period and charge your Membership Fee or (y) not charge you the Membership Fee during the period the Office Space is not available to you. Following the two (2) month period set forth in (i) above, you shall have the ability to terminate this Agreement upon seven (7) days’ prior notice to us. For purposes of clarity, if we do provide you alternate office space as described in clause (x) above, during the period we provide you with such alternate office space, the individuals named as Members shall be deemed to be Members and otherwise shall be fully subject to the terms of this Agreement. Notwithstanding anything in this paragraph to the contrary, if the delay in providing the Office Space is due to your actions or inactions or due to changes in work to the Office Space requested by you, we will not be subject to any liability related to such delay nor will such delay affect the validity of this Agreement and we shall have no obligations to provide you with the benefits described in subsections (x) and (y) of this paragraph.

3. Your Members

(a) Updating the Member List. Only those individuals set forth on the Member List will be deemed to be“Members” and entitled to the benefits described in this Agreement. Your Members will be able to begin using, accessing, and/or receiving the Services on the later of (i) the Start Date or (ii) the date we confirm the addition of such individual to the Member List. You are responsible for maintaining the accuracy of the Member List. Your Primary Member may make changes to your Member List by informing GFE in written.

(b) Changes to or Removal of Primary Member or Authorized Signatory. An Authorized Signatory generally has the sole authority to make changes to or terminate this Agreement. A Primary Member will generally serve as GFE’s primary contact regarding matters that involve your Members, the physical Office Space or the Premises. We will be entitled to rely on communications to or from the Authorized Signatory or Primary Member as notice to or from the applicable Member Company. However, a Legal Representative of the applicable Member Company(“Legal Representative”)will have the authority to override the request of an Authorized Signatory or Primary Member, as applicable, provided that we receive such a request within 24 hours following such Authorized Signatory’s or Primary Member’s request.

4. Membership Fees; Payments

(a) Payments Due Upon Signing. Upon submitting a signed and completed Agreement, you will be obligated to deliver to us, in the amount(s)set forth on your Membership Details Form, (i)the Service Retainer and (ii)the Set-Up Fee.

(b) Membership Fee. During the Term (defined below)of this Agreement, your Membership Fee will be due monthly and in advance as of the first (1st)day of each month. You are obligated to make payment of all Membership Fees owed throughout the Commitment Term and this obligation is absolute notwithstanding any early termination of the Agreement by you (“Membership Fee Obligations”). All payments must be paid in full amount without any deductions. The Membership Fee set forth on the Membership Details Form covers the Services for only the number of Members indicated in the Membership Details Form.

(c) Invoices are available upon request.

(d) Credits. These allowances may not be rolled over from month to month. If these allocated amounts are exceeded, you will be responsible for paying fees for such overages.

(e) Late Fees. If payment for the Membership Fee or any other accrued and outstanding fee is not made by the tenth (10th) of the month in which such payment is due, you will be responsible for paying the then-current late charge.

(f) Outstanding Fees. Any outstanding fees will be charged in arrears on a monthly basis. When we receive funds from you, we will first apply funds to any balances which are in arrears and to the earliest month due first. Once past balances are satisfied, any remaining portion of the funds will be applied to current fees due. If any payments remain outstanding after we provide notice to you, we may, in our sole discretion, withhold Services or terminate this Agreement in accordance with Section 5(d).

(g) No Refunds. Except as provided herein, there are no refunds of any fees or other amounts paid by you or your Members in connection with the Services.

5. Term and Termination

(a) Term. This Agreement will be effective when signed by both parties (“Effective Date”); provided that we have no obligations to provide you with the Services until the later of (i) the date on which payment of your Service Retainer, Set-Up Fee and first month’s Membership Fee has been received by us or (ii) the Start Date. If the Start Date is a Regular Business Day, you will be entitled to move into the Office Space no earlier than 11:00 on the Start Date. If the Start Date s not a Regular Business Day, you will be entitled to move into the Office Space no earlier than 11:00 on the first Regular Business Day after the Start Date.

(b) Cancellation Prior to Start Date by You. You may cancel this Agreement prior to the Start Date upon delivery of notice to us. If you terminate more than one (1) full calendar month prior to your Start Date, you may be entitled to a refund of your Set-Up Fee, less any applicable charges, expenses or deductions;however, you will not be entitled to a refund of your Service Retainer. If you terminate within one (1) full calendar month prior to your Start Date, you will not receive any refund of your Set-Up Fee or Service Retainer.

(c) Termination by You;Changes in Office Space. You may terminate this Agreement by informing GFE in written at least one (1) full calendar month prior to the month in which you intend to terminate this Agreement (“Termination Effective Month”)and the termination will be effective on the later of the last Regular Business Day of the Termination Effective Month and the expiration of the Commitment Term. No termination by you shall be effective during the Commitment Term, and termination by you during the Commitment Term is a breach of this Agreement. If you terminate this Agreement prior to the end of the Commitment Term, your Membership Fee Obligations shall become immediately due. In addition to any rights, claims and remedies we choose to pursue in our discretion, your Service Retainer shall be forfeited immediately as a result of your breach.

(d) Termination or Suspension by Us. We may withhold Services or immediately terminate this Agreement by providing notice to you in accordance with Section 9(h)of this Agreement: (i) upon breach of this Agreement by you or any Member; (ii) upon termination, expiration or material loss of our rights in the Premises; (iii) if any outstanding fees are still due after we provide notice to you; (iv) at any other time, when we, in our reasonable discretion, see fit to do so; or (v) upon one (1) full calendar month notice when we, in our sole discretion, see fit to do so. You will remain liable for past due amounts, and we may exercise our rights to collect due payment, despite termination or expiration of this Agreement. An individual Member will no longer be allowed access to the Services and is no longer authorized to access the Main Premises upon the earlier of (x) the termination or expiration of this Agreement; (y) your removal of such Member from the Member List; or (z) our notice to you that such Member materially or repeatedly violated this Agreement.

(e) Service Retainer. The Service Retainer will beheld as a retainer for performance of all your obligations under this Agreement, including the Membership Fee Obligations, and is not intended to be a reserve from which fees may be paid. In the event you owe us other fees, you may not rely on deducting them from the Service Retainer, but must pay them separately. We will return the Service Retainer, or any balance after deducting outstanding fees and other costs due to us, including any unsatisfied Membership Fee Obligations, to you by bank transfer or other method that we communicate to you within thirty (30) days.

(f) Removal of Property Upon Termination. Prior to the termination or expiration of this Agreement, you will remove all of your, your Members’, and your or their guests’ property from the Office Space and Premises. After providing you with reasonable notice, we will be entitled to dispose of any property remaining in or on the Office Space or Premises after the termination or expiration of this Agreement and will not have any obligation to store such property, and you waive any claims or demands regarding such property or our handling of such property. You will be responsible for paying any fees reasonably incurred by us regarding such removal. Following the termination or expiration of this Agreement, we will not forward or hold mail or other packages delivered to us.

(g) Deregistration of Registered Address. You may not use an address provided by us as your registered address unless you have received our prior written consent. If, following the receipt of such written consent, you are using an address provided by us as your registered address, or you change your existing registered address to a registered address provided by us, upon termination or expiration of this Agreement, you shall complete the deregistration of such address with the relevant local authorities, including the relevant local Administration of Industry and Commerce, within 30 days of the date of such termination or expiration, and shall provide to us an original updated business license for our review and verification. For each whole or partial calendar month after such 30 day deadline has elapsed that you have not deregistered the registered address and provided to us proof of the same in the form of an updated business license, you agree to pay one month of your Membership Fee. In the event that such fees are insufficient to compensate us for our losses incurred due to your breach under this Section 5(g), we shall be entitled to recover such excess losses from you.

6. House Rules.

In addition to any rules, policies and/or procedures that are specific to a Main Premises used by you:

(a) You acknowledge and agree that:

●	keys, key cards and other such items used to gain physical access to the Premises or the Office Space remain our property. You will cause your Members to safeguard our property and you will be liable for replacement fees should any such property be lost, stolen or destroyed;

●	you shall promptly notify us of any change to your contact and payment information; we will provide notice to you of any changes to services, fees, or other updates by emailing the email addresses provided by you. It is your responsibility to read such emails and to ensure your Members are aware of any changes, even if we notify such Members directly;

●	carts, dollies and other freight items which may be made available may not be used in the passenger elevator except at our discretion;

●	all of your Members are at least 18 years of age;

●	you shall be solely and fully responsible for ensuring that no alcohol is consumed by any of your Members or guests who is younger than the legal age for consuming alcohol in the applicable jurisdiction;

●	common spaces are to be enjoyed by all our Member Companies, members and guests unless otherwise instructed by us, and are for temporary use and not as a place for continuous, everyday work;

●	you will provide us with reasonable notice of and complete all required paperwork prior to hosting any event at the Premises;

●	you will be responsible for any damage to your Office Space exceeding normal wear and tear;

●	you may not make any structural or nonstructural alterations or installations of wall attachments, furniture or antennae in the Office Space without prior approval by us. In the event that any alterations or installations are made, you shall be responsible for the full cost and expense of the alteration or installation and, prior to the termination of this Agreement, the removal of such items and the restoration necessitated by any such alterations. To the extent that we incur any costs in connection with such alteration, installation or removal which are not otherwise paid by you we shall deduct such costs from the Service Retainer. In no event are you permitted to perform any of these actions.

(b) No Member will:

●	perform any activity or cause of permit anything that is reasonably likely to be disruptive or dangerous to us or any other Member Companies, or our or their employees, guests or property, including without limitation the Office Space or the Premises;

●	use the Services, the Premises or the Ofice Space to conduct or pursue any illegal or offensive activities or comport themselves to the community in a similar manner;

●	misrepresent himself or herself to the GFE community;

●	take, copy or use any information or intellectual property belonging to other Member Companies or their Members or guests, including without limitation any confidential or proprietary information, personal names, likenesses, voices, business names, trademarks, service marks, logos, trade dress, other identifiers or other intellectual property, or modified or altered versions of the same, and this provision will survive termination of this Agreement;

●	take, copy or use for any purpose the name “GFE”or any of our other business names, trademarks, service marks, logos, trade dress, other identifiers or other intellectual property or modified or altered versions of the same, or take, copy or use for any purpose any pictures or illustrations of any portion of the Premises, without our prior consent, and this provision will survive termination of this Agreement;

●	use our mail and deliveries services for fraudulent or unlawful purposes, and we shall not be liable for any such use;

●	make any copies of any keys, keycards or other means of entry to the Office Space or the Premises or lend, share or transfer any keys or keycards to any third party, unless authorized by us in advance; install any locks to access the Office Space or anywhere within the Premises, unless authorized by us in advance;

●	allow any guest(s)to enter the building without registering such guest(s)and performing any additional required steps according to our policies;

●	bring any weapons of any kind, or any other offensive, dangerous, inflammable or explosive materials into the Office Space or the Premises.

●	You are responsible for ensuring your members comply with all House Rules.

7. Additional Agreements

(a) Information Technology. We do not make any representation or warranty as to the security of our network. We cannot guarantee a particular degree of availability will be achieved in connection with your use of our network. GFE provides shared Internet access to Members via a wired or wireless network connection.

(b) Waiver of Claims. To the extent permitted by law, you, on your own behalf and on behalf of your Members, employees, agents, guests and invitees, waive any and all claims and rights against us and our landlords at the Premises and our and its affiliates, parents, and successors and each of our and their employees, assignees, officers, agents and directors (collectively, the “GFE Parties”)resulting from injury or damage to, or destruction, theft, or loss of, any property (including data) or person.

(c) Limitation of Liability. To the maximum extent permitted by applicable law, the aggregate monetary liability of any of the GFE Parties to you or your Members, employees, agents, guests or invitees for any reason and for all causes of action, will not exceed the total Membership Fees paid by you to us under this Agreement in the twelve (12) months prior to the claim arising. None of the GFE Parties will be liable under any cause of action, for any indirect, special, incidental, consequential, reliance or punitive damages, including loss of profits or business interruption.

(d) Indemnification. You will indemnify the GFE Parties from and against any and all claims, including third party claims, liabilities, and expenses including reasonable attorneys’ fees, resulting from any breach of this Agreement by you or your Members or your or their guests or invitees or any of your or their actions or omissions. You are responsible for the actions of and all damages caused by all persons that you, your Members or your or their guests invite to enter any of the Premises. You shall not make any settlement that requires a materially adverse act or admission by us or imposes any obligation upon any of the GFE Parties without our written consent. None of the GFE Parties shall be liable for any settlement made without its prior written consent.

(e) Insurance. You are responsible for maintaining, at your own expense and at all times during the Term, personal property insurance and commercial general liability insurance covering you and your Members for property loss and damage, injury to your Members and your Members’ guests and prevention of or denial of use of or access to, all or part of the Premises, in form and amount appropriate to your business. You will ensure that GFE and the landlord of the applicable Premises shall each be named as additional insureds on any such policies of insurance and that you waive any rights of subrogation you may have against GFE and the landlord of the applicable premises. You shall provide proof of insurance upon our request.

(f) Other Members. We do not control and are not responsible for the actions of other Member Companies, Members, or any other third parties. If a dispute arises between Member Companies, members or their invitees or guests, we shall have no responsibility or obligation to participate, mediate or indemnify any party.

8. Arbitration and Representative Litigation Waiver

(a) Governing Law. This Agreement and the transactions contemplated hereby shall be governed by the law of Hong Kong.

(b) Representative Litigation Waiver. Any proceeding to resolve or litigate any dispute in any forum will be conducted solely on an individual basis. No proceeding will be combined with another without the prior written consent of all parties to all affected proceedings.

9. Miscellaneous

(a) Nature of the Agreement;Relationship of the Parties. The whole of the Office Space remains our property and in our possession and control. We are giving you the right to share with us the use of the Office Space so that we can provide the Services to you. Notwithstanding anything in this Agreement to the contrary, you and we agree that our relationship is not that of a conventional landlord-tenant or lessor-lessee and this Agreement in no way shall be construed as to grant you or any Member any title, easement, lien, possession or related rights in our business, the Premises, the Office Space or anything contained in or on the Premises or Office Space. This Agreement creates no tenancy interest, leasehold estate, or other real property interest. The parties hereto shall each be independent contractors in the performance of their obligations under this Agreement, and this Agreement shall not be deemed to create a fiduciary or agency relationship, or partnership or joint venture, for any purpose. Neither party will in any way misrepresent our relationship.

(b) Updates to the Agreement. Changes to membership and overage fees, will be governed by Section 4(b). With respect to other sections of this Agreement, we may from time to time update this Agreement and will provide notice to you of these updates. You will be deemed to have accepted the new terms of the Agreement following the completion of two(2)full calendar months after the date of notice of the update(s). Continued use of the Office Space or Services beyond this time will constitute acceptance of the new terms.

(c) Waiver. Neither party shall be deemed by any act or omission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party.

(d) Subordination. This Agreement is subject and subordinate to our lease with our landlord of the Premises and to any supplemental documentation and to any other agreements to which our lease with such landlord are subject to or subordinate. However, the foregoing does not imply any sublease or other similar relationship involving an interest in real property.

(e) Extraordinary Events. GFE will not be liable for, and will not be considered in default or breach of this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond GFE’s reasonable control, including without limitation (i) any delays or changes in construction of, or GFE’s ability to procure any space in any Premises, and (ii) any delays or failure to perform caused by conditions under the control of our landlord at the applicable Premises.

(f) Severable Provisions. Each provision of this Agreement shall be considered separable. To the extent that any provision of this Agreement is prohibited, in full or in part, such provision and/or this Agreement shall be considered amended to the smallest degree possible in order to make the provision and this Agreement effective under applicable law and to effect to the nearest degree possible the intent of the provision being amended.

(g) Survival. Sections 1, 2(c), 4 (to the extent any payments remain outstanding), 5(c), 5(e), 5(f), 5(g), 6(b), 7(a)through 7(e), 7(g), 8, and 9 and all other provisions of this Agreement reasonably expected to survive the termination or expiration of this Agreement will do so.

(h) Notices. Any and all notices under this Agreement will be given via email, and will be effective on the first business day after being sent. All notices will be sent via email to the email addresses specified on the cover sheet, except as otherwise provided in this Agreement. GFE may send notices to either (or both) the Primary Member or the Authorized Signatory, as GFE determines in its reasonable discretion. Notices related to the physical Office Space, Premises, Members, other Member Companies or other issues in the Premises should be sent by the Primary Member. Notices related to this Agreement or the business relationship between you and GFE should be sent by your Authorized Signatory. In the event that we receive multiple notices from different individuals within your company containing inconsistent instructions, the Authorized Signatory’s notice will control unless we decide otherwise in our reasonable discretion.

(i) Headings; Interpretation. The headings in this Agreement are for convenience only and are not to be used to interpret or construe any provision of this Agreement. Any use of “including” “for example” or “such as” in this Agreement shall be read as being followed by “without limitation” where appropriate. References to any times of day in this Agreement refer to the time of day in the Office Space’s time zone.

(j) No Assignment. Except in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of the shares or assets of you or your parent corporation, you may not transfer or otherwise assign any of your rights or obligations under this Agreement (including by operation of law) without our prior consent. We may assign this Agreement without your consent.

(k) OFAC. You hereby represent and warrant that (i)neither you, nor anyone who directly or indirectly owns a 50%or greater economic or voting interest in you, nor any of your Members are or will be, at any time during the Term, an entity or individual listed on the Specially Designated Nationals and Blocked Persons List published by the U. S. Department of Treasury.

(l) Anti-Money Laundering. You hereby represent and warrant that at all times you and your Members have conducted and will conduct your operations ethically and in accordance with all laws, including but not limited to laws that prohibit commercial bribery and money laundering (the “Anti-Money Laundering Laws”), and that all funds which you will use to comply with your payments obligations under this Agreement will derived from legal sources, pursuant to the provisions of Anti-Money Laundering Laws. You will provide us with all information and documents that we from time to time may request in order to comply with all Anti-Money Laundering Laws.

(m) Anti-Corruption Laws. Neither you nor any of your Members, your directors, officers, employees, agents, subcontractors, representatives or anyone acting on your behalf, (i) has, directly or indirectly, offered, paid, given, promised, or authorized the payment of any money, gift or anything of value to: (a) any Government Official or any commercial party, (b) any person while knowing or having reason to know that all or a portion of such money, gift or thing of value will be offered, paid or given, directly or indirectly, to any Government Official or any commercial party, or (c) any employee or representative of GFE for the purpose of (1) influencing an act or decision of the Government Official or commercial party in his or her official capacity, (2) inducing the Government Official or commercial party to do or omit to do any act in violation of the lawful duty of such official, (3) securing an improper advantage or (4) securing the execution of this Agreement, (ii) will authorize or make any payments or gifts or any offers or promises of payments or gifts of any kind, directly or indirectly, in connection with this Agreement, the Services or the Office Space.

(n) Entire Agreement. This Agreement, including the Membership Details Form, constitutes the entire agreement between the parties relating to the subject matter hereof and shall not be changed in any manner except by a writing executed by both parties or as otherwise permitted herein. All prior agreements and understandings between the parties regarding the matters described herein have merged into this Agreement.